EXHIBIT 4.2


                           THE A CONSULTING TEAM, INC.
                        1997 STOCK OPTION AND AWARD PLAN
                   FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

         1. Grant of Option. The A Consulting Team, Inc. (the "Company")hereby grants to (the "Participant") under The A Consulting Team, Inc. 1997 Stock Option and Award Plan (the "Plan"), as a separate incentive in connection with his or her employment or service with the Company or a Subsidiary and not in lieu of any fees or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of _________ shares of authorized but unissued or treasury shares of the Company's common stock, $ 0.01 par value ("Shares"), at the purchase price set forth in Paragraph 2 of this Agreement. The option granted hereby is not intended to be an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

         2. Option Price. The purchase price per Share for this option (the "Option Price") shall be $_______, which is one hundred percent (100%) of the Fair Market Value per Share on _________________, the effective date of this Agreement (the "Grant Date").

         3. Number of Shares. The number and class of Shares specified in Paragraph 1 of this Agreement, and/or the Option Price, are subject to appropriate adjustment by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination or other change in the corporate structure of the Company affecting the Shares; provided, however, that the number of Shares subject to this option shall always be a whole number. Subject to any required action of the stockholders of the Company, if the Company is the surviving corporation in any merger or consolidation, this option (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of Shares that are then subject to the option would have been entitled.

         4. Vesting Schedule. The right to exercise this option shall accrue as to one hundred percent (100%) of the Shares subject thereto on the first anniversary date of the Grant Date, provided that the right to exercise this option shall occur only if the Participant has not incurred a Termination of Service between the Grant Date and such anniversary date.

         5. Expiration of Option. In the event of the Participant's Termination of Service for any reason other than death or Disability, the Participant may, within three (3) months after the date of the Termination, or within ten (10) years from the Grant Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Participant's Termination of Service due to Disability, the Participant may, within one (1) year after the date of the Termination, or within ten (10) years from the Grant Date, whichever shall first occur, exercise any vested but unexercised portion of this option.


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         6. Death of the Participant. In the event that the Participant dies while intake employ or service of the Company or a Subsidiary, or during the three (3)month or one (1) year periods referred to in Paragraph 5 of this Agreement, the Participant's designated beneficiary or beneficiaries, or if no beneficiary survives the Participant, the administrator or executor of the Participant's estate, may, within one (1) year after the date of the Participant's death, exercise any vested but unexercised portion of this option. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

         7. Persons Eligible to Exercise. This option shall be exercisable during the Participant's lifetime only by the Participant. This option is not transferable, except that the Participant may transfer this option (a) by a valid beneficiary designation made in a form and manner acceptable to the Committee, or (b) by will or the applicable laws of descent and distribution.

         8. Exercise of Option. This option may be exercised by the person then entitled to do so as to any Shares which may then be purchased (a) by giving written notice of exercise to the Secretary of the Company (or his or her designee), specifying the number of full Shares to be purchased and accompanied by full payment of the Option Price thereof (and the amount of any income tax the Company is required by law to withhold by reason of such exercise), and (b) by giving satisfactory assurances in writing if requested by the Company, signed by the person exercising the option, that the Shares to be purchased upon such exercise are being purchased for investment and not with a view to the distribution thereof. The Option Price shall be payable in the legal tender of the United States or, in the discretion of the Committee, in Shares or in a combination of such legal tender or Shares.

         9. Suspension of Exercisability. If at any time the Committee shall determine, in its discretion, that (a) the listing, registration or qualification of the Shares upon any securities exchange or under any domestic or foreign law, or (b)the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Company shall make reasonable efforts to meet the requirements of any such domestic or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority.

         10. No Rights of Stockholder. Neither the Participant nor any person claiming under or through the Participant shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant(or such other person).

         11. No Effect on Employment or Service. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment or service at any time, with or without cause.


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         12. Withholding. Whenever Shares are to be issued to the Participant
(or any transferee) in satisfaction of the rights conferred hereby, the Company shall have the right to require the Participant (or transferee) to remit to the Company an amount sufficient to satisfy applicable federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

         13. Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 200 Park Avenue South, New York, New York, 10003, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant shall be addressed to the Participant at the address set forth beneath the Participant's signature hereto, or at such other address as the Participant may hereafter designate in writing.

         14. Option is Not Transferable. Except as otherwise provided herein, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

         15. Maximum Term of Option. Notwithstanding any contrary provision of this Agreement, except Paragraph 6 above relating to the death of the Participant (in which case this option is exercisable to the extent set forth therein), this option is not exercisable after the expiration of ten (10) years from the Grant Date.

         16. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors undersigns of the parties hereto.

         17. Plan Governs. This Agreement is subject to all of the terms and provisions the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

         18. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in such connection shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

         19. Captions. The captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.


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         20. Agreement Severable. In the event that any provision in this
Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

         21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, effective as of the Grant Date.


                                                     THE A CONSULTING TEAM, INC.


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                                                          Title:



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                                                     Participant Signature



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                                                     Address



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                                                     Social Security Number